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                                                                    EXHIBIT 99.1


J&J ELECTS NOT TO EXERCISE OPTION TO CO-PROMOTE NORASTEMIZOLE

SEPRACOR TO COMPLETE DEVELOPMENT AND MARKET PRODUCT

MARLBOROUGH, Mass., May 14/PRNewswire/ -- Sepracor Inc. (Nasdaq: SEPR - news), today announced that Johnson & Johnson (NYSE: JNJ-news) has elected not to exercise its option to co-promote norastemizole. Sepracor will continue to fund clinical development and marketing of the drug, which is currently in Phase III clinical trials. Norastemizole is a third generation nonsedating antihistamine being developed for seasonal and perennial allergic rhinitis.

Under the terms of the agreement between Sepracor and Johnson and Johnson, Sepracor has worldwide rights to all Johnson & Johnson intellectual property covering norastemizole, including the right to reference data from the astemizole New Drug Application (NDA), for Sepracor's norastemizole NDA filing. In exchange, Johnson & Johnson will receive a royalty on Sepracor's product sales.

"We understand that Johnson & Johnson's decision not to market the product was based primarily on the fact that the respiratory market is not expected to be a strategic focus for J&J," said Timothy J. Barberich, President and Chief Executive Officer. "We look forward to norastemizole complementing our respiratory portfolio, which includes Xopenex inhalation solution and (R,R)-formoterol."

"In conjunction with other prelaunch activities the Company expects to present its scientific data concerning norastemizole at upcoming scientific conferences," said Paul D. Rubin, Executive Vice President, Drug Development and ICE Research. "Our development program is on track for NDA submission by the end of 2000."

Sepracor's partnership with Johnson & Johnson on (+)-norcisapride remains unchanged.

Sepracor is a specialty pharmaceutical company that develops and commercializes potentially improved versions of widely-prescribed drugs. Referred to as Improved Chemical Entities ("ICE"), Sepracor's ICE Pharmaceuticals are being developed as proprietary, single-isomer or active-metabolite versions of these leading drugs. ICE Pharmaceuticals are designed to offer meaningful improvements in patient outcome through reduced side effects, increased therapeutic efficacy, improved dosage forms, and in some cases the opportunity for additional indications.

This news release contains forward-looking statements that involve risks and uncertainties, including statements with respect to the safety, efficacy and potential benefits of the Company's ICE Pharmaceuticals under development. Among the factors that could cause actual results to differ materially from those indicated by

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such forward-looking statements are: the timing of filing and approval of NDA's, the results of the Company's clinical trials with respect to its products under development; the scope of the Company's patent protection with respect to such product candidates; the availability of sufficient funds to continue research and development efforts; and certain other factors that may affect future operating results and are detailed in the Company's periodic reports filed with the Securities and Exchange Commission.

Xopenex is a trademark of Sepracor Inc.

To receive a copy of this release or any recent release via fax, call Sepracor's automated news fax line at 1-800-758-5804 ext. 780960.